 Exhibit 10.1
Certain identified information has been excluded from the document because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED COLLABORATION AGREEMENT (the “Agreement”) is dated as of June 19, 2019 by and between Checkpoint Therapeutics, Inc., a Delaware corporation organized having its place of business at 2 Gansevoort Street, New York, NY 10014 (“CTI”), and TG Therapeutics, Inc. located at 2 Gansevoort Street, New York, NY 10014 (“TGTX”). CTI, on the one hand, and TGTX, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, CTI is party to that certain license agreement (the “License Agreement”) dated March 3, 2015 with Dana Farber Cancer Institute (“DFCI”);

WHEREAS, DFCI is the owner of certain rights in the DFCI Technology; and

WHEREAS, DFCI has licensed rights to the DFCI Technology to CTI; and

WHEREAS, CTI is permitted to extend the rights granted to it under the DFCI Technology to Affiliates (as defined in the License Agreement); and

WHEREAS, CTI has developed and licensed the rights to Additional PD-L1 Intellectual Property, including rights under CTI Patents (as defined, below) and that certain collaboration agreement (“Collaboration Agreement”) dated January 22, 2019 with Adimab LLC (“Adimab”), a true and correct copy of which is attached hereto as Exhibit A; and

WHEREAS, TGTX, an Affiliate of CTI, is engaged in the research, development, manufacturing and commercialization of pharmaceutical products, and TGTX is interested in developing and commercializing products based on the DFCI Patents and Additional PD-L1 Intellectual Property (together, the “Licensed Technology”); and

WHEREAS, the Parties signed a Collaboration Agreement (the “Original Agreement”) on March 3, 2015 (the “Effective Date”), and the Parties wish to amend such Original Agreement as provided herein; and

WHEREAS, CTI desires to continue to collaborate with TGTX and extend to TGTX the rights granted to it under the Licensed Technology in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Licensed Products (as defined below); and

WHEREAS, TGTX desires to continue to collaborate with CTI and to exercise the rights granted to CTI, on an exclusive basis, so that it can exclusively use, develop and commercialize the Licensed Technology in and for a defined field of use; and

WHEREAS, in the event TGTX is no longer an Affiliate of CTI, TGTX and CTI intend for the rights extended to TGTX hereunder to continue as a Sublicense (as defined in the License Agreement) as permitted by Section 2.3 of the License Agreement and Section 3.2(b)(ii) of the Collaboration Agreement with Adimab.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

 ARTICLE  I
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1  “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise. TGTX and CTI acknowledge and agree that TGTX is an Affiliate of CTI.

1.2 "Antibody" means any antibody, any gene expressing such an antibody, any hybridoma producing such antibody, or any fragment, variant, derivative or construct thereof, or antibody fusion protein produced therefrom (including PEDgylated or multimeric versions thereof, whether polyclonal, monoclonal, multi-specific antibodies (e.g., bi-specific antibodies), human, humanized, chimeric, murine, synthetic, or from any other source), including without limitation (a) the full immunoglobin molecules (e.g., the IgG, IgM, IgE, IgA, and IgD molecules), and (b) the antigen binding portions including Fab, Fab', F(ab')2, Fv, dAb, and CDR fragments, chimeric antibodies, diabodies, polypeptides, linear antibodies and single-chain antibodies (scFv) that contain any portion of an immunoglobulin that is sufficient to confer specific binding to an antigen.

1.3 “Autoimmune Diseases” means any disease which results from a loss of immune tolerance to self-antigens, including without limitation multiple sclerosis, rheumatoid arthritis, systemic lupus erythematosus, sjogren syndrome, celiac disease, Graves’ disease, myasthenia gravis, Type I diabetes, idiopathic thrombocytopenic purpura, pemphigus vulgaris, among others, including any presentation or manifestation thereof.

1.4 “Calendar Quarter” means each three-month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.5 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.6 “Combination Product” means a product (a) containing a Licensed Product together with one or more other active ingredients, or (b) with one or more products, devices, pieces of equipment or components, but sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the other) or for a single price.

1.7 “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.8 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or such Party’s applicable Affiliate with respect to any objective, such reasonable, diligent, and good faith efforts normally used to accomplish a similar objective under similar circumstances by a similarly-situated company. Commercially Reasonable Efforts will not mean that a Party commits that it or such Party’s applicable Affiliate will actually accomplish the applicable task.

1.9 “Controlled” means, with respect to (a) DFCI Patents, (b) Know-How, (c) Antibodies, (d) DFCI Materials, or (e) Additional PD-L1 Intellectual Property, that a Party or one of its Affiliates owns or has a license or sublicense to such DFCI Patents, Know-How, Antibodies, DFCI Material (or in the case of DFCI Material, has the right to physical possession of such material), or Additional PD-L1 Intellectual Property, and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such DFCI Patents, Know-How, Antibodies, DFCI Material, or Additional PD-L1 Intellectual Property as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.10  “Covered” means, with respect to a Licensed Product, that the practicing, manufacturing, importing, using, selling, or offering for sale of such Licensed Product would, but for ownership of or a license granted hereunder under Additional PD-L1 Intellectual Property or DFCI’s relevant DFCI Patents, infringe a Valid Claim of Additional PD-L1 Intellectual Property or DFCI’s relevant DFCI Patents in the country in which the activity occurs (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.11 “Derivative" means a DFCI Antibody that has (a) been modified via isotype switching; (b) undergone a modification of effector function; (c) been adapted to enable the antibody to carry payloads; (d) been altered to change the expression characteristics, stability or biological half-life of the antibody; or (e) been mutated using an affinity maturation strategy designed to modify the affinity of either the variable regions and/or the constant regions of the antibody for any ligands, antigens or receptors. Derivatives may be full length antibodies, monoclonal and polyclonal antibodies, multispecific antibodies (e.g., bi-specific antibodies) and antibody fragments (including Fab, Fab', F(ab')2, Fy fragments, diabodies, linear antibodies and single-chain antibodies), in each case, of any origin, whether human, humanized, chimeric or otherwise.

1.12 “Development” or “Develop” means, with respect to a Licensed Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product.

1.13 DFCI Antibodies" means the Antibodies supplied by or on behalf of DFCI to CTI under this Agreement as identified in Schedule 4.

1.14 “DFCI Know-How” means any and all Know-How that (a) is Controlled by DFCI or any of its Affiliates as of the Effective Date and (b) was developed in the laboratory of Dr. Wayne Marasco in the performance of research directly pertaining to the DFCI Patents and (c) is necessary for CTI to research, Develop, manufacture, use, or Commercialize Licensed Products. The DFCI Know-How is described in Schedule 2 hereto.

1.15   [Reserved]

1.16 “DFCI Patents” means (a) those patents and patent applications set forth on Schedule 1 hereto; (b) any additions, divisionals, continuations, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the patents and patent applications mentioned in clause (a) above; (c) all patents issuing from any of the patents and patent applications mentioned in clause (a) or (b) above and any foreign counterparts of any such patents and patent applications, and which shall include, in any case, patents surviving post grant review and inter partes review.

1.17 “DFCI Technology” means the DFCI Patents, DFCI Know-How, DFCI Antibodies, Derivatives, and DFCI Materials.

1.18 “EMA” means the European Medicines Agency or any successor agency.

1.19 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.20 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.21 “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans or animals for the prevention, diagnosis and treatment of hematological malignancies, including, without limitation, all Leukemia’s, Lymphoma’s, Multiple Myeloma and Waldentroms Macroglobulemia, but specifically excluding use in chimeric antigen receptor technology. Additionally, upon exercise of the Autoimmune Option, the Field shall include the prevention, diagnosis and treatment of Autoimmune Diseases.

1.22 “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in the Field in such country to a Third Party, by TGTX, by an Affiliate of TGTX or by a Sublicensee after Regulatory Approval therefor has been obtained in such country, for cash or non-cash consideration to which a fair market value can be assigned for purposes of determining Net Sales.

1.23 “GAAP” means United States generally accepted accounting principles.

1.24 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.25 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any intangible form whatsoever, that is not in the public domain or otherwise publicly known and is not claimed or disclosed in a patent or pending patent application, including practices, protocols, regulatory filings, scientific techniques, works of authorship, plans, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” excludes Additional PD-L1 Intellectual Property, DFCI Patents, DFCI Antibodies, and DFCI Materials.

1.26 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.27 “Licensed Product” means any pharmaceutical product, in any dosage form, preparation, composition, formulation, presentation or package configuration, (a) that is Covered in whole or in part by a Valid Claim in the DFCI Patents or Additional PD-L1 Intellectual Property, (b) that incorporates, constitutes, or contains DFCI Antibodies or Derivatives as an active ingredient, or (c) that shares at least [ * ]% of the amino acid sequence identity (combined or in the aggregate) to all the complementarity determining regions (CDRs) of any DFCI Antibodies or Derivatives and made using DFCI Technology or Additional PD-L1 Intellectual Property.

1.28 “Licensed Process” means processes which, (a) in the course of being practiced, is Covered in whole or in part by a Valid Claim in the Additional PD-L1 Intellectual Property or DFCI Patents, or (b) which incorporates or uses DFCI Antibodies or Derivatives in whole or in part.

1.29    “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.30 “NDA Approval” means the receipt of notice from the relevant US Regulatory Authority that an NDA for a Licensed Product has met all the criteria for marketing approval.

1.31 “Net Sales” means the gross income derived by TGTX or its Affiliates or Sublicensees to unrelated Third Parties for a Licensed Product in the Field in bona-fide arms-length transactions, less the following deductions, which may not exceed reasonable and customary amounts in the country in which the transaction occurs:

(a)
Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(b)
Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price, including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(c)
Product returns and allowances;

(d)
Administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(e)
Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f)
Any tax, tariff or duties imposed on the sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced.

(g)
Bad debt actually written off during the accounting period (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs).

No deduction shall be made for any item of cost incurred by TGTX, its Affiliates or Sublicensees in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) through (g) of the foregoing.

Net Sales includes the fair market value of any non-cash consideration from sale of Licensed Products received by TGTX, its Affiliates or Sublicenses. Licensed Products are considered “sold” when billed, invoiced, or payment is received, whichever occurs first.

Notwithstanding the foregoing, amounts invoiced by TGTX and its Affiliates and Sublicensees for sales of Licensed Products among TGTX and its Sublicensees and their respective Affiliates for resale shall not be included in the computation of Net Sales except where such purchasing party is an end user or consumer of Licensed Products.

Net Sales of any Combination Product (as defined below) for the purpose of calculating royalties due under this Agreement shall be determined on a country-by-country basis as follows:  the Net Sales of the Combination Product (prior to application of the following adjustment) shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Licensed Product without the additional active ingredient in the Combination Product, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients (or delivery device) in the combination if sold separately for the same dosage (or form) as contained in the Combination Product.  All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated.  In the event that, in any country, no separate sale of either such above-designated Licensed Product (containing only such Licensed Product and no other active ingredients) or any one or more of the active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the sales price of the Combination Product by the fraction C/(C+D) where C is the standard fully-absorbed manufacturing cost of the Licensed Product portion of the combination, and D is the standard fully-absorbed manufacturing cost of the other active ingredients or components included in the Combination Product, as determined by TGTX using its standard accounting procedures consistently applied. In the event that the standard fully-absorbed manufacturing cost of the Licensed Product and/or the other active ingredients or components included in such Combination Product cannot be determined, Net Sales allocable to the Licensed Product in each such country shall be determined by mutual agreement reached in good faith by the parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

1.32  “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.33  “Phase I Trial” means a clinical trial of a Licensed Product in human patients designated as a Phase I Trial and conducted primarily for the purpose of determining the safety of and/or the metabolism and pharmacologic actions of the Licensed Product in humans, as described under 21 CFR § 312.21(a) (as hereafter modified or amended) and any of its foreign equivalents. For purposes of this definition, Phase I Trial shall specifically exclude trials in healthy volunteers.

1.34 “Phase II Trial” means a clinical trial of a Licensed Product, designated as a Phase II Trial and the principal purpose of which is to make a preliminary determination that such Licensed Product is safe and active in a patient population for its intended use and is designed to obtain sufficient information about such Licensed Product’s efficacy to permit the design of a Phase III Trial(s), and generally consistent with 21 CFR § 312.21(b). For purposes of this definition, Phase II trial shall specifically exclude expansion cohorts from Phase I Trial(s).

1.35 “Phase III Trial” means a clinical trial of a Licensed Product in human patients, which is designated as a Phase III Trial or a pivotal trial and is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other clinical trials having a comparable design and size, the final human clinical trial in support of Regulatory Approval of the Licensed Product, and (d) consistent with 21 CFR § 312.21(c) (as hereafter modified or amended) and any of its foreign equivalents.

1.36 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.37 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.38 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a given Licensed Product in such country until the later of (i) twelve (12) years after First Commercial Sale of the applicable Licensed Product in such country, or (ii) the expiry of the last-to-expire DFCI Patent or Additional PDL-1 Intellectual Property containing a Valid Claim to the Licensed Product in such country.

1.39  “Sublicensee” means a Person, other than an Affiliate of TGTX, to which TGTX (or its Affiliate) has, pursuant to Section 2.3, granted sublicense rights under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.40  “Sublicense Revenue" means any payments or other consideration that TGTX actually receives from a Sublicensee as consideration for the grant of a Sublicense, including, without limitation, milestone payments, license fees, license maintenance fees and equity. Sublicense Revenue excludes (i) purchases of equity or debt of TGTX, (ii) payments made for TGTX’s performance of any research, Development, or Commercialization of any Licensed Product, (iii) (b) royalties on Net Sales (or, in the case of a profit sharing deal structure, shares of net profits) which are covered in Section 5.9, and (iv) any payment or reimbursement of any costs or expenses incurred by TGTX for filing, prosecution, maintenance, or defense of any DFCI Patents or CTI Patents. In the event such consideration received from a Sublicensee is not cash, Sublicense Revenue shall be calculated by TGTX based on the fair market value of such consideration, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.41 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.42 “Third Party” means any Person other than Adimab, DFCI, CTI, TGTX, or Affiliates of either of them, or any Sublicensees.

1.43 “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights.

1.44  “United States” or “US” means the United States of America and its territories and possessions.

1.45 “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been held permanently revoked, invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e. only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue or (b) a claim of a pending patent application within DFCI Patents or Additional PD-L1 Intellectual Property that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided that (i) Valid Claim shall exclude any such pending claim in an application that has not been granted within the latter of five (5) years after the Effective Date or seven (7) years following the earliest priority filing date for such application (unless and until such claim is granted) and (ii) Valid Claim will exclude any such pending claim that does not have a reasonable bona fide basis for patentability, in either case of (i) or (ii), unless and until such claim is granted. Notwithstanding the foregoing, in the event that a claim in a pending patent application is involved in an interference action declared by the US Patent and Trademark Office or any analogous patentability determination by any other national patent office, and, at the time such proceeding is filed or initiated such claim is a Valid Claim, the time period set forth in subsection (i) above will be stayed for the pendency of such proceeding.

1.46 “CTI Patents” means (a) that patent applications set forth as CTI Patents in Schedule 1 hereto; (b) any additions divisionals, continuations, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the patent application mentioned in clause (a) above; (c) all patents issuing from the patent applications mentioned in clause (a) or (b) above and any foreign counterparts of any such patents and patent applications, and which shall include, in any case, patents surviving post grant review and inter partes review.

1.47 “Marketing Approval” each means, within any given country, approval to market a Licensed Product legally as a drug or biologic, including approval of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States, or approval of a comparable filing in the United States or any other jurisdiction. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.48 “Additional PD-L1 Intellectual Property” means CTI Patents and any patents licensed to CTI under the Collaboration Agreement with Adimab (namely, Adimab Program Antibody Patents and Adimab Platform Patents).

1.49  “Licensed Patents” means DFCI Patents, CTI Patents, Adimab Program Antibody Patents and Adimab Platform Patents.

1.50  “Adimab Program Antibody Patents” means (a) that patent applications set forth in Schedule 1 hereto; (b) any additions divisionals, continuations, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the patent application mentioned in clause (a) above; (c) all patents issuing from the patent applications mentioned in clause (a) or (b) above and any foreign counterparts of any such patents and patent applications, and which shall include, in any case, patents surviving post grant review and inter partes review.

1.51 “Adimab Platform Patents” means (a) that patent applications set forth in Schedule 1 hereto; (b) any additions divisionals, continuations, conversion, supplemental examinations, extensions, term restorations, registrations, reinstatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the patent application mentioned in clause (a) above; (c) all patents issuing from the patent applications mentioned in clause (a) or (b) above and any foreign counterparts of any such patents and patent applications, and which shall include, in any case, patents surviving post grant review and inter partes review.

1.52 CTI Antibodies" means the Antibodies supplied by or on behalf of CTI to TGTX under this Agreement as identified in Schedule 3.

  ARTICLE II
 LICENSES AND OTHER RIGHTS

2.1 Grant of License to TGTX.

(a) Subject to the terms and conditions of this Agreement, the Collaboration Agreement with Adimab, the excluded rights under Section 3.2(b)(ii) of the Collaboration Agreement with Adimab, the License Agreement, and the reserved rights described in Section 2.4 and Section 2.5 of the License Agreement, effective immediately at the time TGTX is no longer deemed to be an Affiliate of CTI (following receipt by one Party of a written notice from the other Party), CTI hereby grants to TGTX, and TGTX hereby accepts, an exclusive, worldwide, royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 2.3) under the Additional PD-L1 Intellectual Property and DFCI Patents to (i) research, Develop, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products, in and for the Field and (ii) to practice and have practiced any Licensed Processes, in and for the Field. CTI and its Affiliates grant no licenses or rights by implication, estoppel or otherwise under any other patent applications or patents owned in whole or in part by CTI other than as expressly set forth herein.

(b)   Pursuant to an obligation imposed on a sublicensee under Section 3.2(b)(iii) of the Collaboration Agreement with Adimab, TGTX, by executing this Agreement, explicitly agrees to comply with all applicable terms of the Collaboration Agreement with Adimab, including Section 9.3 (Commitments Regarding Program-Benefited Antibodies) thereof.

2.2 Affiliates. Effective immediately at the time TGTX is no longer deemed to be an Affiliate of CTI (following receipt by one Party of a written notice from the other Party), TGTX is entitled to extend its licenses under this Article II to its Affiliates, consistent with all of the terms and conditions of this Agreement. If TGTX does extend its license and an Affiliate assumes obligations under the Agreement, TGTX shall be responsible and liable for the acts or omissions of the Affiliate in the exercise of rights under this Agreement. If CTI has a claim arising under this Agreement against an Affiliate, CTI may seek a remedy directly against TGTX and may, but is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under Article X as to TGTX also constitutes termination as to any Affiliates.

2.3 Grant of Sublicenses by TGTX. Effective immediately at the time TGTX is no longer deemed to be an Affiliate of CTI (following receipt by one Party of a written notice from the other Party), TGTX shall have the right, in its sole discretion, to grant Sublicenses, in whole or in part, under the license granted in Section 2.1; provided, however, that the granting by TGTX of a Sublicense shall not relieve TGTX of any of its obligations hereunder; and provided, further, that TGTX’s right to grant a Person a Sublicense shall be subject to TGTX including within such Sublicense express provisions binding the Sublicensee to terms and condition consistent with those contained herein. TGTX shall be and remain fully responsible and primarily liable for the compliance by Sublicensees with the terms and conditions of this Agreement (as applicable to them) as if such Sublicensees were TGTX hereunder. TGTX shall promptly provide a copy of each executed sublicense agreement and any modifications of the sublicense agreement (provided that such copy may be redacted to remove commercially sensitive terms that are not necessary to confirm compliance with the terms and conditions of this Agreement) following execution of such agreement.

2.4 Delivery of DFCI Know-How, DFCI Antibodies, and CTI Antibodies. Effective immediately at the time TGTX is no longer deemed to be an Affiliate of CTI, CTI shall deliver to TGTX DFCI Know-How, DFCI Antibodies, and CTI Antibodies within sixty (60) days of the Effective Date of this Agreement.

2.5 Extension of Rights. During such time as TGTX is deemed an Affiliate of CTI, CTI extends to TGTX all of its rights under the Collaboration Agreement with Adimab (except Adimab Materials, Optioned Program Antibody Know-How and Program Antibody Know-How), License Agreement (except CAIX) subject to the terms and conditions of this Agreement, the Collaboration Agreement with Adimab and the License Agreement, provided that such rights shall be limited to the Field and shall exclude the right to make and have made Licensed Products. TGTX hereby assumes the obligations of CTI under the Collaboration Agreement with Adimab and License Agreement with respect to its exercise of rights thereunder. Such extension of rights shall automatically terminate at the time TGTX is no longer deemed to be an Affiliate of CTI. It is the intention of TGTX and CTI for this Agreement to be consistent with the Collaboration Agreement with Adimab and the License Agreement. During the term of this Agreement, if CTI shall default on any obligations owed Adimab or DFCI then TGTX shall have the right to cure such defaults and set any amounts incurred by TGTX in curing such defaults against any future payments TGTX may owe to CTI.

ARTICLE III
 RIGHTS, DUTIES AND DILIGENCE

3.1 Diligence by TGTX. TGTX shall use Commercially Reasonable Efforts to Develop and to Commercialize Licensed Products targeting PD-L1 and GITR in the Field. The Parties acknowledge that TGTX may Develop and Commercialize Licensed Products that are a Combination Product containing one or more DFCI Antibodies, CTI Antibodies, or Derivatives thereof. Except as otherwise provided herein or agreed upon in writing, CTI agrees that it will not make, use or sell Licensed Products in the Field (“Exclusivity Covenant”). In addition, TGTX shall have the option (the “Autoimmune Option”) to include Autoimmune Diseases in the Field by providing notice to CTI and making a $1,000,000 payment. Such Autoimmune Option can be exercised up to 7 years from the date of the Original Agreement.

3.2 Projected Milestone Dates. TGTX shall use its commercially reasonable efforts to meet the following milestones (“Milestones”) by the dates specified in this paragraph, subject to annual adjustment as described below.

For purposes of this Section 3.2, CTI will consider efforts of an Affiliate or Sublicensee as efforts of TGTX.

(a) Milestone Dates for a Licensed Product Targeting PD-L1

Milestone	Achievement Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] years from the Effective Date
[ * ] for first PD-L1 Licensed Product	[ * ] Years from the Effective Date

(b) Milestone Dates for a Licensed Product Targeting GITR

Milestone	Achievement Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] years from the Effective Date
[ * ] for first GITR Licensed Product	[ * ] Years from the Effective Date

3.3 Adjustments. The parties acknowledge that since the program is in early pre-clinical development that the dates included in the Milestone table above are rough estimates to provide Adimab, DFCI and CTI a preliminary projection of what can be achieved by what dates, the accuracy of which the parties agree is impossible to predict and will be based on many factors completely outside the control of TGTX and its Diligence Efforts. On an annual basis, with its report contained below, TGTX will, in good faith, update the dates in the Milestones table above to provide CTI an updated assessment of the timing of the upcoming milestones. Upon providing such update, the table above shall be deemed amended notwithstanding Section 11.5 hereof.

3.4 Development and Commercialization Reports. Within 50 days of the Effective Date and at least 10 days before each anniversary of the Effective Date, TGTX shall provide to CTI a written report describing the efforts by TGTX, or any Affiliates or Sublicensees, to bring one or more Licensed Products to the marketplace. The report must be in sufficient detail to permit CTI to monitor TGTX’ compliance with the due diligence provisions of this Agreement.

TGTX shall include at least the following in these reports: (a) a summary of TGTX’ progress toward meeting the goals and objectives that had been established for the previous year; (b) a summary of TGTX’ goals and objectives for the ensuing year for developing and commercializing Licensed Products, including an identification of Licensed Products that TGTX intends to develop, if any; and (c) to the extent not covered by the foregoing, a summary of TGTX’ progress in meeting the Milestone timelines above.

If multiple technologies are covered by this Agreement, the progress report must provide the information set forth above for each Licensed Product.

3.5 Failure to Perform. TGTX’s failure to use commercially reasonable efforts to perform any due diligence requirement provided in Section 3.1 through 3.4 is grounds for CTI to terminate this Agreement according to Section 10.2(d); provided that CTI shall only have the right to terminate this Agreement with respect to the specific Licensed Product for which such failure is claimed and the Agreement shall remain in full force and effect for the remaining Licensed Products. In the alternative, CTI may terminate the Exclusivity Covenant (if such failure occurs while TGTX is an Affiliate of CTI) or convert the exclusive licenses granted under this Agreement to a non-exclusive license (if such failure occurs after the time TGTX ceases to be an Affiliate of CTI), as further provided in Section 3.6, as to the specific Licensed Product for which such failure is claimed.

3.6 Conversion to Non-exclusive License. If (i) the Exclusivity Covenant is terminated as provided in Section 3.5 or (ii) the exclusive license granted under this Agreement is converted to a non-exclusive license for any Licensed Product as provided in Section 3.5, this Agreement is automatically amended as follows as it relates to such Licensed Product; (a) the exclusive license of Section 2.1 becomes a non-exclusive license, (b) TGTX loses the right to grant sublicenses under Section 2.3; provided that any sublicense granted prior to such conversion shall continue and not be affected by such conversion, (c) the obligations of Sections 3.1 through 3.4 continue to apply, (d) the obligation under Section 3.10 no longer applies, (e) TGTX has no further rights or obligations under Article VI; provided that CTI shall keep TGTX apprised of any new filings of patent applications and issuance of patents that fall within the DFCI Patents, and (f) CTI has the sole right to pursue apparent infringements and the terms of Article VI no longer apply.

3.7 Costs and Expenses. As between CTI and TGTX, (a) TGTX shall be solely responsible for all costs and expenses related to Development, and Commercialization of the Licensed Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and administrative proceedings relating to Licensed Products in the Field and (b) CTI shall be the sole and exclusive manufacturer of Licensed Products for TGTX and its Affiliates and Sublicensees, such that TGTX and its Affiliates and Sublicensees shall purchase all of its requirements of Licensed Products from CTI and will not make or have made Licensed Products directly or through its Affiliates or Sublicensees unless CTI is unable to provide sufficient supplies at competitive prices, the terms of which shall be negotiated in a manufacturing and supply agreement. In such case, TGTX may manufacture Licensed Products provided TGTX obtains all necessary licensing rights for such manufacture. TGTX shall be solely responsible for the costs of such additional licenses to manufacture Licensed Products. With the exception of the above, CTI shall be solely responsible for all costs and expenses related to CMC including without limitation, CMC development and scale-up, CMC validation, analytical method development and validation, stability testing, manufacturing, finishing and release. TGTX shall reimburse CTI for CTI’s out-of-pocket cost for Licensed Product used by TGTX for its Development activities and shall pay CTI a manufacturing transfer price for Commercial supplies equal to CTI’s out-of-pocket cost of Licensed Product plus the lesser of: (a) 30% of such cost and (b) 3% of Net Sales generated by the materials supplied The Parties agree to execute a manufacturing and supply agreement within a reasonable time after the execution of the Agreement on these terms and including such other customary and reasonable terms.

3.8 Patent Marking. TGTX agrees that with respect to each unit or package of Licensed Products sold in a given country, TGTX shall comply with the customary patent marking laws and practices of such country as to the applicable Additional PD-L1 Intellectual Property and DFCI Patents.

3.9 Trademarks. As between TGTX and CTI, TGTX shall have the sole authority to select trademarks for Licensed Products and shall own all such trademarks. CTI does not grant TGTX the right to use any trademarks of CTI, Adimab, DFCI or its respective Affiliates.

3.10 U.S. Manufacture. To the extent TGTX manufactures Licensed Products (e.g. if TGTX and CTI agree that CTI will no longer be the sole manufacturer of Licensed Products), TGTX shall manufacture Licensed Products leased, used or sold in the United States substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended. TGTX shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement. Notwithstanding the foregoing, if TGTX or its Affiliate(s) or Sublicensee(s) determines that it is not commercially feasible or reasonable to manufacture such Licensed Products in the United States or determines that it is necessary to have additional manufacturers outside the United States for back-up supply or to supply Licensed Products outside the United States, then CTI agrees to make reasonable efforts to assist TGTX, or its Affiliate(s) or Sublicensee(s), as applicable, at TGTX’ expense, in obtaining any necessary permission from the appropriate government authorities to manufacture such Licensed Products outside the United States.

3.11 Other Government Laws. TGTX shall comply with, and ensure that its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

3.12 Publicity. TGTX, its Affiliate and Sublicensees are not permitted to use the names of CTI, DFCI, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of CTI, Adimab and/or DFCI in each case. However, TGTX may (a) refer to publications in the scientific literature by employees of Adimab, DFCI, or CTI or (b) state that a license from Adimab, DFCI, or CTI has been granted as provided in this Agreement.

3.13 Other Agreements. In the event that TGTX determines to conduct a clinical trial of a Licensed Product in the Field in the United States, TGTX shall consider in good faith and discuss with DFCI the potential of engaging DFCI to serve as a clinical site for such clinical trial; provided that (a) DFCI has the appropriate expertise and patient population to conduct the clinical trial, and (b) DFCI is economically competitive with other sites having substantially similar expertise and patient populations to conduct such clinical trial.

  ARTICLE IV
 REGULATORY MATTERS

4.1 Regulatory Filings. As between CTI and TGTX, TGTX (or its applicable Affiliate) shall own and maintain all regulatory filings made after the Effective Date for Licensed Products and all Regulatory Approvals for Licensed Products. Once per year, representatives from CTI may visit TGTX and review all such regulatory filings, provided such representatives do not have a conflict of interest or involvement with any competitive companies or technologies and agree to TGTX’s confidentiality agreement.

ARTICLE V
FINANCIAL PROVISIONS

5.1 Upfront Fee. Upon the signing of the Original Agreement, TGTX paid CTI an up-front, non-creditable, non-refundable fee in the amount of Five Hundred Thousand Dollars ($500,000). Upon the signing of this Agreement, TGTX shall pay CTI a non-creditable, non-refundable fee in the amount of One Million Dollars ($1,000,000).

5.2 Maintenance Fee. Within thirty (30) days following the second anniversary of the Effective Date and each anniversary thereafter, TGTX shall pay CTI an annual license maintenance fee in the amount of [ * ] Dollars ($[ * ]). Such fees are creditable against milestone payments due pursuant to Section 5.6, royalties due pursuant to Section 5.7 or Sublicense Revenue Share Payments (as defined in Section 5.9).

5.3 Reserved.

5.4 Milestone Payments.

(a) PD-L1-based Milestones. As further partial consideration for CTI’s grant of the rights to TGTX hereunder, TGTX shall pay to CTI the following one-time, PD-L1 targeting product-based milestone payments with regard to each Licensed Product targeting PD-L1 (as specifically set forth below). TGTX will pay the relevant milestone payment within thirty (30) days of such achievement.

PD-L1 Targeting Product-based Milestone Events	Milestone Payment
[ * ]*	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]

*
[ * ].

If a later-stage PD-L1 targeting product-based clinical milestone event is achieved for any Licensed Product targeting PD-L1 without one or more earlier-stage clinical milestone events having been achieved for that Licensed Product, then TGTX shall pay the PD-L1 Milestone Payment(s) for such previous clinical milestone event(s) along with the payment for the most recently achieved milestone event. If a milestone event related to [ * ] is achieved without one or more of the clinical milestone events being achieved, then TGTX shall pay the PD-L1 Milestone Payment(s) for such previous clinical milestone event(s) along with the payment for the first milestone event related to [ * ].

(b) GITR-based Milestones. As further partial consideration for CTI’s grant of the rights to TGTX hereunder, TGTX shall pay to CTI the following one-time, GITR targeting product-based milestone payments with regard to each Licensed Product targeting GITR (as specifically set forth below). TGTX will pay the relevant milestone payment within thirty (30) days of such achievement.

GITR Targeting Product-based Milestone Events	Milestone Payment
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]

(c) Combination Approval Milestones. If any of the above milestones in (a) and (b) are triggered as a result of a combination approval of two or more Licensed Products or combination clinical trial of two or more Licensed Products, only one milestone payment (the higher payment) shall be due to CTI as if the combination was a single Licensed Product.

(d) Aggregate Net Sales Achievement Milestones: As further consideration for CTI’s grant of the rights to TGTX hereunder, TGTX shall pay to CTI the following one-time milestone payments upon first achievement of worldwide Net Sales (as specifically set forth below) by TGTX and its Affiliates and Sublicensees. TGTX will pay the relevant milestone payment within 90 days of such achievement.

Aggregate Net Sales Achievement Milestones
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $[ * ] in any Calendar Year	$[ * ]
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $[ * ] in any Calendar Year	$[ * ]
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $[ * ] in any Calendar Year	$[ * ]
The first time aggregate worldwide Net Sales for all Licensed Products exceeds $[ * ] in any Calendar Year	$[ * ]

5.5 Royalty, Etc. Payments for Licensed Products.

(a) With respect to Net Sales of all Licensed Products: As further consideration for CTI’s grant of the rights to TGTX hereunder, TGTX shall pay to CTI a royalty of on aggregate annual worldwide Net Sales of all such Licensed Products by TGTX and its Affiliates and Sublicensees (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term) at the percentage rates set forth below:

Annual Worldwide Net Sales of All Licensed Products per Calendar Year (US Dollars)	Incremental Royalty Rate
For Net Sales of such Licensed Products from $0 up to and including $[ * ]	[ * ]%
For that portion of Net Sales of such Licensed Products that is greater than $[ * ]	[ * ]%

(b) In no event shall the manufacture of a Licensed Product give rise to a royalty/payment in the nature of royalties obligation until the particular unit of Licensed Product is sold; but if Net Sales of a particular unit of Licensed Product might or might not be subject to a royalty/payment in the nature of royalties payment (e.g., manufactured in Country A where the Royalty Term has expired but sold in Country B where the Royalty Term has not expired), the sale shall be deemed to be subject to a royalty/payment in the nature of royalties payment. For clarity, TGTX’s obligation to pay royalties to CTI under Section 5.7(a) is imposed only once with respect to the same unit of Licensed Product regardless of the number of DFCI Patents pertaining thereto or the number of times such Licensed Product has been sold or transferred to a Person.

(c) On a Licensed Product by Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the rights, licenses and sublicenses granted to TGTX hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty-free, and perpetual.

(d) Reserved.

(e) Reserved.

(f) In the event that a Licensed Product in a country is not Covered by a Valid Claim of a Licensed Patent, royalties with respect to such Licensed Product in such country shall be reduced by [ * ] percent ([ * ]%) of the applicable royalty rate as set forth in Section 5.5(a) and shall be due for the period commencing with the First Commercial Sale of such Licensed Product in such country and ending ten (10) years from date of such First Commercial Sale.

(g) Notwithstanding the above, in no event shall the royalty rates set forth in Section 5.7(a) be reduced under 5.7(d), (e), and (f) above by more than [ * ]% collectively.

5.6 Timing of Royalty Payment. Royalties/payments in the nature of royalties payable under Section 5.5 shall be payable on actual Net Sales and shall accrue at the time provided therefor by US GAAP. Royalty/payment in the nature of royalties obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within 80 days after the end of each Calendar Quarter during which the royalty/payment in the nature of royalties obligation accrued; provided that within 40 days after the conclusion of each Calendar Year TGTX shall provide notice to CTI of any adjustments necessary to account for any royalties/payment in the nature of royalties which were overpaid or underpaid for such prior Calendar Year’s Calendar Quarters, and the Parties shall promptly true-up based on such adjustments, provided however, the lapse of such 50-day period shall not impact the right of TGTX to credit any over-payments discovered during an audit against future royalties due under Section 5.5 hereof.

5.7 Sublicense Revenue. TGTX shall pay to CTI [ * ] percent ([ * ]%) of all Sublicense Revenue received by TGTX (“Sublicense Revenue Share Payments”). Sublicense Revenue Share Payments shall be paid, on a Calendar Quarter basis, within 80 days after the end of each Calendar Quarter during which the respective Sublicense Revenue is received.

5.8 Royalty Reports and Records Retention. Within 50 days after the end of each Calendar Quarter during which Licensed Products have been sold, TGTX shall deliver to CTI, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product (and specifying non-Covered status, as applicable) and country-by-country basis, of (a) (a)Number of Licensed Products manufactured and sold by TGTX, and any Affiliates or Sublicensees, in each country; (b) gross invoiced (or otherwise charged) amounts of sales, by TGTX and its Affiliates and Sublicensees, of Licensed Products subject to royalty payments for such Calendar Quarter (and, if non-Covered, subject to royalty/payment in the nature of royalties payments for such Calendar Quarter), (c) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (d) Net Sales subject to royalty or royalty/payment in the nature of royalties payments for such Calendar Quarter and Calendar Year to date, and (e) the corresponding royalty or royalty/payment in the nature of royalties, and (f) the nature and amount of Sublicense Revenue received by TGTX. Such report shall be deemed “Confidential Information” of TGTX subject to the obligations of Article VII of this Agreement. For three years after each sale of a Licensed Product (whether Covered or not), TGTX shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.9 CTI shall be solely responsible for paying directly to DFCI all payments due to DFCI under Section 5 of the License Agreement that arise out of the exercise of rights by TGTX under this Agreement, including, without limitation, royalties on TGTX’s Net Sales. Likewise, CTI shall be solely responsible for paying directly to Adimab all payments due to Adimab under Section 4 of the Collaboration Agreement with Adimab that arise out of the exercise of rights by TGTX under this Agreement, including, without limitation, royalties on TGTX’s Net Sales.

5.10 Reserved.

5.11 Books and Audits.

            TGTX shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to CTI. TGTX shall keep it records at its principal place of business or the principal place of business of the appropriate division of TGTX to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

(a) Commencing on the earlier of (i) the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) or (ii) receipt of Sublicense Revenue, and continuing until one Calendar Year after the conclusion of the final Royalty Term, upon the written request of CTI, and not more than once in each Calendar Year, TGTX shall permit, shall cause its Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by CTI (who has not been engaged by CTI to provide services in any other capacity at any time during the three-year period before such selection), and reasonably acceptable to TGTX or such Affiliate, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of TGTX and its Affiliates to verify the accuracy of the royalty payments and Sublicense Revenue Share Payments. Such review may cover: (i) the records for the Calendar Year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

(b) If such accounting firm concludes that additional amounts were owed during such period, TGTX shall pay the additional royalties and/or royalties/payment in the nature of royalties within 15 days after the date such public accounting firm delivers to TGTX such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods. If TGTX disagrees with such calculation, TGTX may contest such calculation in writing – at which point the parties will work in good faith to submit the matter to a mediator for resolution. If the parties are unable to reach an agreement via mediation, then TGTX may initiate a court action to seek to recover the additional payment or to increase the amount of credit or reimbursement. CTI shall pay for the cost of any audit by CTI, unless TGTX has underpaid CTI by 5% or more for a specific royalty period, in which case TGTX shall pay for the reasonable costs of audit, as well as any additional sum that would have been payable to CTI had the TGTX reported correctly, plus interest as set forth in Section 4.14.

(c) Each Party shall treat all information that it receives under this Section 5.10 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.12 Mode of Payment and Currency. All payments to CTI under this Agreement, whether or not in respect of Net Sales or milestone events, shall be made by deposit of US Dollars in the requisite amount to the following, which CTI may from time to time amend by advance written notice to TGTX.

by check:

Checkpoint Therapeutics, Inc.
2 Gansevoort Street
New York, NY 10014

    by wire transfer:

[To be provided]

            Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with TGTX’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in US Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.13 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) US dollar one-month LIBOR plus 300 basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment. Waiver or deferral by CTI of any payment owed under any paragraph under this Article V may not be construed as a waiver or deferral of any subsequent payment owed by TGTX to CTI.

5.14 Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes and duties, and TGTX shall be responsible for payment of all such taxes (other than taxes based on CTI’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the nature of royalties, milestone payments, and other payments made by TGTX to CTI under this Agreement. To the extent TGTX is required to withhold taxes on any payment to CTI, TGTX shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to CTI official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as CTI may reasonably request, to establish that such taxes have been paid. CTI shall provide TGTX any tax forms that may be reasonably necessary in order for TGTX to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. CTI shall use Commercially Reasonable Efforts to provide any such tax forms to TGTX at least 45 days before the due date for any payment for which CTI desires that TGTX apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. CTI shall indemnify and hold TGTX harmless from and against any penalties, interest or other tax liability arising from any failure by TGTX (at the express request of CTI) to withhold or by reduction (at the express request of CTI) in its withholding.

5.15 Currency Conversion. If any currency conversion is required in connection with any payment owed to CTI, the conversion will be made at the buying rate for the transfer of such other currency as quoted by the Wall Street Journal on the last business day of the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.

 ARTICLE VI
 PATENTS

6.1 Patent Prosecution and Maintenance.

(a) DFCI Patents and Additional PD-L1 Intellectual Property. TGTX shall reimburse CTI for [ * ]% of the patent expenses incurred under the License Agreement and incurred for the filing, maintenance and prosecution of patents included in Additional PD-L1 Intellectual Property for which CTI is responsible.

(b) New or Revised Applications. CTI will, upon learning from DFCI of an intention to file or revise one or more patent applications which are DFCI Patents subject to the License grant in Article II, promptly inform TGTX of such intention, and will provide TGTX with the opportunity to comment on the content of such DFCI patent application before CTI sends comments to DFCI on such filing. CTI shall include any such reasonable TGTX comments in the comments to be sent to DFCI. CTI will inform TGTX of CTI’s intention to file or revise one or more patent applications which are included in Additional PD-L1 Intellectual Property for which CTI is responsible subject to the License grant in Article II and will provide TGTX with the opportunity to comment on the content of such one or more patent applications. CTI shall take into account any such reasonable TGTX comments.

(c) Liaising. CTI shall keep TGTX promptly and regularly informed of the course of the filing and prosecution of DFCI Patents and patents included in Additional PD-L1 Intellectual Property for which CTI is responsible or related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and to reasonably take into consideration the advice and recommendations of TGTX.

(d) Election Not to File/Prosecute/Maintain DFCI Patents and Patents Included in Additional PD-L1 Intellectual Property for which CTI is Responsible. TGTX acknowledges and agrees that CTI and DFCI shall not be required to file, prosecute or maintain patents included in Additional PD-L1 Intellectual Property for which CTI is responsible and DFCI Patents, respectively, provided, however, if DFCI decides to not pursue or maintain any such DFCI Patents then CTI shall promptly notify TGTX so the Parties can determine if they would like to assume responsibility for such activities in DFCI’s name but at the Parties expense. The same notice applies to any decision made by CTI to drop a case included in Additional PD-L1 Intellectual Property for which CTI is responsible. In either event, TGTX will no longer owe any royalty obligation on account of such (country-level) DFCI Patents or patents included in Additional PD-L1 Intellectual Property for which CTI is responsible assumed by the Parties or TGTX, as the case might be. Similarly, to the extent CTI does not want to continue funding the patent costs of any portion of DFCI Patents, CTI will notify TGTX and give TGTX an opportunity to assume responsibility for such Patents at TGTX’s expense, in which case TGTX shall owe DFCI directly the royalties due under the License Agreement and shall no longer owe royalty obligation to CTI on account of such (country-level) DFCI Patents assumed by TGTX. The Parties acknowledge that if neither CTI nor TGTX continues funding patent costs then such portion of DFCI Patents will no longer be included as DFCI Patents. The same course of action will be followed by the Parties in connection with patents included in Additional PD-L1 Intellectual Property for which CTI is responsible.

6.2 Certification under Drug Price Competition and Patent Restoration Act. Each of TGTX and CTI shall provide within a reasonable time written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any DFCI Patents covering a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US of a Licensed Product by a Third Party.

6.3 Listing of Patents. To the extent a DFCI Patent and/or a patent included in Additional PD-L1 Intellectual Property is applicable in support of a label associated with an approval to market a Licensed Product, TGTX shall have the sole right to determine which of such DFCI Patents and/or a patents included in Additional PD-L1 Intellectual Property, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, any equivalent publication for biologics, or any successor Law in the United States, together with any comparable Laws in any other country. CTI will co-operate with TGTX to list any of said DFCI Patents and patents included in Additional PD-L1 Intellectual Property.

6.4 Enforcement of Patents.

(a) Notice. If either TGTX or CTI believes that a Licensed Patent is being infringed in the Field by a Third Party or if a Third Party claims that any Licensed Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other and provide it with details of such infringement, misappropriation or claim that are known by such Party.

(b) Action by DFCI.

(i) Procedure. TGTX acknowledges that DFCI is responsible for enforcing its DFCI Patents and prosecuting apparent infringers when, in DFCI’s judgment, such action may be reasonably necessary and justified. TGTX may request that CTI request DFCI to take steps to protect the DFCI Patents from an apparent infringement. However, TGTX recognizes that before DFCI must respond to the request, TGTX shall supply CTI to provide to DFCI (i) an opinion of qualified legal counsel demonstrating to DFCI's reasonable satisfaction that an infringement of the DFCI Patents exists in a particular country and (ii) with written evidence demonstrating to DFCI’s reasonable satisfaction that a Substantial Infringement of the DFCI Patents exists in a particular country (“Substantial Infringer”).

(ii) DFCI has three months from the date of receiving satisfactory written evidence from CTI of a Substantial Infringement to decide whether it will seek to terminate the Substantial Infringement. DFCI shall give CTI notice of its decision by the end of this three-month period, which CTI shall promptly forward to TGTX. If DFCI notifies CTI that it intends to prosecute the alleged infringer, then DFCI has six (6) months from the date of its notice to CTI to either (a) cause the Substantial Infringement to terminate or (b) initiate legal proceedings against the infringer. If any such suit is brought by DFCI in its own name, or jointly with CTI if required by law, it will be at DFCI’s expense and on its own behalf, but DFCI shall not be obligated to bring more than one such suit at a time.

(iii) CTI’s Right to Join. If CTI shall exercise its rights to join any legal proceeding brought by DFCI under Section 6.4 of the License Agreement, then TGTX shall have the right to join CTI under the same terms and conditions of paragraph 6.4(b)(iii) of the License Agreement.

(c) Action by CTI and TGTX.

(i) Procedure. If CTI has the right to prosecute a Substantial Infringement under Section 6.4(c) of the License Agreement, then CTI shall promptly notify TGTX, and it may initiate a legal proceeding against the alleged infringer. If CTI decides that it will not commence any legal proceeding with respect to the Substantial Infringement, then such right to prosecute a Substantial Infringement under Section 6.4(c) of the License Agreement passes to TGTX hereunder.

(ii) TGTX’s Right To Join. TGTX independently has the right to join any legal proceeding brought by CTI under this Section 6.4 and fund up to fifty percent of the cost of the legal proceeding from the date of joining. If TGTX elects to join as a party plaintiff pursuant to this Section 6.4, TGTX may jointly participate in the action with CTI, but CTI’s counsel will be lead counsel.

(iii) Reduction of Royalties. If CTI initiates legal proceedings under Section 6.4 of the License Agreement and TGTX joins pursuant to this Section 6.4, then TGTX shall have the same rights as CTI has under Section 6.4(c)(iii) of the License Agreement. Additionally, if TGTX prosecutes pursuant Section 6.4(i) of this Agreement after CTI decides not to prosecute and neither DFCI nor CTI independently (except as a necessary party) join the proceeding, then TGTX may deduct up to [ * ] percent ([ * ]%) of TGTX’s documented costs and expenses of the proceeding (including reasonable attorney fees) from running and minimum royalties payable to CTI under Section 5.7(a) of this Agreement from sales of Licensed Products covered by the patent(s)-in suit. However, TGTX may not reduce CTI’s royalty payments by more than fifty percent of the amount otherwise due under Article V. If [ * ] percent ([ * ]%) of TGTX’s costs and expenses exceed the amount of royalties deducted by TGTX for any calendar year, TGTX may, to that extent, reduce the royalties due to CTI in succeeding calendar quarters for so long as TGTX is actively engaged in legal proceedings to terminate the Substantial Infringement. However, TGTX may not reduce total royalties due to CTI in a given calendar quarter by more than [ * ] percent ([ * ]%). TGTX’s right to reduce royalty payments to CTI under this paragraph 6.4(c)(iii) applies only for so long as the Substantial Infringement continues.

(iv) Settlement. Regardless of whether CTI or DFCI is joined or joins any legal proceeding initiated by TGTX, TGTX acknowledges and agrees that no settlement, consent judgment or other voluntary final disposition of the legal proceeding may be entered into without the consent of DFCI and CTI.

6.5 Cooperation. If one party initiates legal proceedings to enforce the DFCI Patents pursuant to this Article VI, the other party shall cooperate with and supply all assistance reasonably requested by the party initiating the proceedings, at the initiating party’s request and expense.

6.6 Distribution of Amounts Paid by Third Parties. Any amounts recovered by the Party initiating an Action pursuant to this Section 6.6, whether by settlement or judgment, shall be allocated in the following order: to reimburse the Parties for all out-of-pocket costs and expenses incurred in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, the remaining amount of such recovery shall be allocated as follows: the portion thereof attributable to “lost sales” in the Field shall be retained by TGTX and shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to CTI a royalty on such portion based on the royalty rates set forth in Section 5.7(a), and the portion thereof not attributable to “lost sales” and is not allocated to DFCI under Section 6.6 of the License Agreement shall be allocated 50% to TGTX and 50% to CTI.

6.7 Declaratory Judgment Actions. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Licensed Patents with respect to claims relating to the Field, or if any third party brings an infringement action against TGTX or its Affiliates or Sublicensees because of the exercise of the rights granted TGTX under this Agreement, then TGTX shall have the right to defend such action under its own control and at its own expense; provided, however, that TGTX acknowledges that DFCI has the right to assume control of such defense, at its own expense, if such action is directed to a DFCI Patent and DFCI in good-faith believes that assuming control of such defense is beneficial to CTI and DFCI. TGTX shall NOT enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 6.7 without the consent of the other party (the patent owner), which consent shall not be unreasonably withheld unless the settlement includes any express or implied admission of liability or wrongdoing on the other party’s part, in which case the other party’s right to grant or deny consent is absolute and at its sole discretion. Any recovery shall be first applied to reimburse each party pro rata for any out-of-pocket expenses it may have incurred with respect to defense of such action, and the remainder shall be retained entirely by the party controlling the action; provided, however, that any recovery for infringement will be distributed as described in Section 6.6.

ARTICLE VII
 CONFIDENTIALITY

7.1 Definitions. CTI and TGTX each recognizes that during the Term, it may be necessary for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to another Party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article VII. Neither Party shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information (including information relating to the business, operations and products of a Party or any of its Affiliates) disclosed by the Disclosing Party to the Receiving Party and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral disclosure, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not), that such Party discloses to another Party under this Agreement, or otherwise becomes known to another Party by virtue of or that relates to this Agreement.

7.2 Obligation. The Parties agree that they will disclose the other Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to TGTX, its Sublicensees’) officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Article VII. The Party which disclosed Confidential Information of the other to any Third Party (or to any such Affiliate or Sublicensee) shall be responsible and liable for any disclosure or use by such Third Party, Affiliate or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Party, upon the other’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within 60 days after the request, except for one archival copy (and such electronic copies that exist as part of the Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

7.3 Exceptions. The non-use and non-disclosure obligations set forth in this Article VII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c) is made available to the Receiving Party by an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

(d) is independently developed by an employee of the Receiving Party not accessing or utilizing the Disclosing Party’s information.

            In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

7.4 Third Party Information. The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a Disclosing Party. The Parties agree not to disclose to the other any Confidential Information of a Third Party which is in the possession of such Party, unless the other has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

7.5 Press Release Announcing the Execution of the License Agreement and Related Disclosures. Either Party may make an initial press release announcing the execution of this Agreement, including any matter covered by this Agreement, and the Development or Commercialization of Licensed Products, but such Party shall provide the text of such planned disclosure to the other Party sufficiently in advance of the scheduled disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure, and shall consider all reasonable comments of the other Party regarding such disclosure. (Provided, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.)

ARTICLE VIII
 REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations and Warranties. (a) TGTX represents and warrants to CTI, and (b) CTI represents to TGTX, in each case as of the Effective Date:

(a) Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b) Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c) Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e) To the best of such party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f) To the best of such party’s knowledge, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not violate any Law of any Governmental Body having authority over such Party;

(g) No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h) To the best of such party’s knowledge, no agreement between it and any Third Party is in conflict with the rights granted to any other party pursuant to this Agreement.

8.2 Reserved.

8.3 Disclaimer. Notwithstanding the representations and warranties set forth in this Article VIII, TGTX acknowledges and accepts the risks inherent in attempting to Develop and Commercialize any pharmaceutical product. There is no implied representation that the Licensed Products can be successfully Developed or Commercialized.

8.4 CTI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, DFCI MATERIALS, DFCI ANTIBODIES, KNOW-HOW, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO TGTX HEREUNDER AND HEREBY DISCLAIMS THE SAME.

8.5 CTI DOES NOT WARRANT THE VALIDITY OF THE LICENSED PATENTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENTS OR THAT SUCH LICENSED PATENTS MAY BE EXPLOITED BY TGTX, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. CTI MAKES NO REPRESENTATION THAT DFCI ANTIBODIES, CTI ANTIBODIES OR THE METHODS USED IN MAKING OR USING SUCH DFCI ANTIBODIES OR CTI ANTIBODIES ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

ARTICLE IX
 INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

Indemnification and Defense.

9.1 TGTX shall indemnify, defend and hold harmless (i) DFCI and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns and (ii) CTI and its directors, officers, employees, agents and contractors (the "CTI Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the CTI Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments arising out any theory of product liability ( including but not limited to action in the form of tort, warranty, strict liability) concerning any product, process or service relating to, or developed by TGTX, its Affiliates or Sublicensees pursuant to (a) any right or license granted under this Agreement or (b) arising out of any other activities to be carried out by TGTX pursuant to this agreement. TGTX's indemnification under Section 9.1 does not apply to any liability, damage, loss or expense to the extent that it is attributable to (x) the grossly negligent activities of the CTI Indemnitees, or (y) the intentional wrongdoing or intentional misconduct of the CTI Indemnitees TGTX shall, at its own expense, provide attorneys reasonably acceptable to CTI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2 CTI shall indemnify, defend and hold harmless TGTX and its directors, officers, employees, agents and contractors (the "TGTX Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the TGTX Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments arising out any theory of product liability ( including but not limited to action in the form of tort, warranty, strict liability) concerning (a) any product, process or service relating to, or developed by CTI, its Affiliates or Sublicensees pursuant to the License Agreement or (b) any other activities to be carried out by CTI pursuant to this agreement. CTI's indemnification under Section 9.1 does not apply to any liability, damage, loss or expense to the extent that it is attributable to (x) the grossly negligent activities of the TGTX Indemnitees, or (y) the intentional wrongdoing or intentional misconduct of the TGTX Indemnitees. CTI shall, at its own expense, provide attorneys reasonably acceptable to DFCI and TGTX to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.3 If any such action is commenced or claim made or threatened against a DFCI Indemnitee or CTI Indemnitee (collectively, “Indemnitees”) as to which the other Party (the “Indemnifying Party”) is obligated to indemnify it (them) or hold it (them) harmless, the Indemnitee shall promptly notify Indemnifying Party of such event. Indemnifying Party shall assume the defense of, and may settle, that part of any such claim or action commenced or made against an Indemnitee which relates to the Indemnifying Party’s indemnification and CTI may take such other steps as may be necessary to protect it. Indemnifying Party will not be liable to Indemnitees on account of any settlement of any such claim or litigation affected without Indemnifying Party’s consent. The right of Indemnifying Party to assume the defense of any action is limited to that part of the action commenced against Indemnitees that relates to Indemnifying Party’s obligation of indemnification and holding harmless.

9.4 TGTX shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI and CTI under the same terms set forth in Sections 9.1 – 9.4.

9.5 Insurance. At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by TGTX or by a Sublicensee, Affiliate or agent of TGTX, TGTX shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for TGTX's indemnification under Sections 9.1 through 9.5 of this Agreement. If TGTX elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the CTI, DFCI and the DFCI's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of TGTX's liability with respect to its indemnification obligation under Sections 9.1 through 9.5 of this Agreement.

9.6 TGTX shall provide CTI with written evidence of such insurance upon request of CTI. TGTX shall provide CTI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if TGTX does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CTI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

9.7 TGTX shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by TGTX or by a Sublicensee, Affiliate or agent of TGTX and (b) a reasonable period after the period referred to in 9.8 (a) above which in no event shall be less than fifteen (15) years.

9.8 TGTX shall require any of its Affiliates or Sublicensee(s) to, maintain insurance in favor of CTI, DFCI and the Indemnitees under the same terms set forth in Sections 9.5 – 9.7 of this Agreement.

  ARTICLE X
 TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. (The “Term” shall mean the period from the Effective Date until the earlier of termination of this Agreement as provided in this Article X or expiration of this Agreement upon the expiration of the last-to-expire Royalty Term.) The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensed Patents have expired or been invalidated.

10.2 Termination by CTI. CTI has the right to immediately terminate this Agreement, the extension of rights (if such termination occurs while TGTX is an Affiliate of CTI), and all licenses granted hereunder (if such failure occurs after the time TGTX ceases to be an Affiliate of CTI), or at CTI’s option to convert the exclusive license granted in Article 2.1 to a non-exclusive license (if such failure occurs after the time TGTX ceases to be an Affiliate of CTI) in accordance with Section 3.6, by providing TGTX with written notice of such, upon the occurrence of any of the following events.

(a) TGTX’s Board of Director’s has agreed that TGTX will cease to carry on its business with respect to Licensed Products.

(b) TGTX fails to pay when due any undisputed royalty or other undisputed payment that has become due and is payable under Article V of this Agreement and has not cured the default by making the required payment, together with interest due, within ninety days of receiving a written notice of default from CTI requesting such payment.

(c) An officer of TGTX is convicted of a felony relating to the manufacture, use, sale or importation of Licensed Products.

(d) TGTX materially breaches any other provision of this Agreement (including but not limited to due diligence obligations under Article III and insurance obligations under Section 9.7 – Section 9.10), unless TGTX has cured the breach within ninety days of receiving written notice from CTI specifying the nature of the breach; provided, however, that the due diligence obligations shall be determined on a Licensed Product by Licensed Product basis.

10.3 Termination for insolvency. TGTX or CTI may terminate this Agreement immediately upon written notice, with no further notice obligation or opportunity to cure, if TGTX or CTI shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which is not dismissed within 60 days of such filing).

10.4 Notwithstanding Sections 10.2 and 10.3, in the event of a good-faith dispute as to whether any alleged breach, default, failure or any other act or omission gives rise to a right of termination under this Agreement, is in fact a breach, default, failure or other act or omission that gives rise to a right of termination under this Agreement, termination of this Agreement in respect of such alleged breach, default, failure or other act or omission shall not take effect unless and until (y) such dispute is resolved in accordance with Section 10.7 below in favor of the Party alleging such breach, default, failure or other act or omission or (z) the non-terminating Party’s denial that the alleged breach, default, failure or other act or omissions is in fact a breach, default, failure or other act or omission giving rise to a right of termination hereunder ceases to be in good faith.

10.5 Termination by TGTX. TGTX has the right to terminate this Agreement without cause by giving CTI one hundred and eighty days prior written notice in whole or on a Licensed Product by Licensed Product basis. Any milestones achieved by TGTX during this one hundred and eighty-day period will be due and payable to CTI.

10.6 Effect of Termination

(a) No release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any obligation that matured prior to the effective date of the termination.

(b) Survival. The provisions of Section 6.1(a) (patent expenses) Article V (Financial Provisions), Section 3.1.2 (Publicity –paragraph 10.6(c) (Inventory), Article IX (Indemnification), Sections 9.7 – 9.10 (Insurance), Article VIII (Representations and Warranties) and Section 10.7 (Dispute Resolution) survive termination or expiration of this Agreement.

(c) Inventory. TGTX, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in paragraph 10.6(d) below, may, after the effective date of termination, sell all Licensed Products that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products which the licensed entity(ies) can reasonably demonstrate were in the process of manufacture as of the date of written notice of termination, provided that TGTX shall pay to CTI the royalties thereon as required by Article V and shall submit the reports required by Section 5.10 on the sales of Licensed Products.

(d) Sublicenses. Any Sublicenses will terminate contemporaneously with this Agreement; provided, however, that any Sublicenses that are not in default under the sublicense agreement shall, upon DFCI’s and CTI’s written approval, survive and remain in full force and effect so long as the Sublicensee agrees to be bound by all of the provisions of this Agreement, if not otherwise already provided for in the sublicense agreement. Such approval by DFCI and CTI shall not be unreasonably withheld and shall not require the payment of additional consideration.

(e) If (i) this Agreement is in effect at the time of the termination of the License Agreement and (ii) TGTX is not an Affiliate of CTI at such time then, upon the written approval by DFCI, this Agreement survive and remain in full force and TGTX hereby agrees to be bound by the terms of the License Agreement pursuant to Section 10.6(d) of the License Agreement. If DFCI does not approve such survival, then this Agreement shall terminate upon termination of the License Agreement. Such approval by DFCI shall not be unreasonably withheld and shall not require the payment of additional consideration.

(f) Pursuant to the License Agreement, TGTX is deemed an Affiliate of CTI, and thus at the time the License Agreement is terminated, this Agreement shall automatically terminate at such time; provided, that pursuant to Section 2.5, TGTX shall have the right to cure any breach and that CTI will not voluntarily terminate the License Agreement with TGTX’s prior written consent.

10.7 Dispute Resolution.

(a) Negotiation between the Parties. The parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the Parties.

(b) Non-Binding Mediation. If the controversy or claim cannot be settled through good faith negotiation between the parties, the parties agree first to try in good faith to settle their dispute by non-binding mediation under the Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation or other dispute resolution procedure.

ARTICLE XI
 MISCELLANEOUS PROVISIONS

11.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2 Assignment.

(a) Any assignment not in accordance with this Section 11.2 shall be void.

(b) No assignment shall relieve the assigning Party of any of its responsibilities or obligations hereunder.

(c) TGTX may not transfer or assign its rights or licenses or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of CTI, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, TGTX may, without such consent, assign its rights or licenses and/or delegate its obligations under this Agreement to (i) an Affiliate or (ii) a Third Party in connection with a Sale Event (and for the avoidance of doubt, at such time the extension of rights set forth in Section 2.5 shall terminate and the licenses granted to TGTX in Section 2 shall become effective). As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to CTI and signed by a duly authorized officer of the assignee (and in a form reasonably acceptable to CTI) all of TGTX’s obligations under this Agreement, whether arising before, at or after the assignment.

11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4 Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.5 Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles.

11.7 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by express courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party.

If to CTI, addressed to:

Checkpoint Therapeutics, Inc.
2 Gansevoort Street, 9th Floor
New York, NY 10014
Attention: James F. Oliviero, CEO
Email: jfo@checkpointtx.com

If to TGTX, addressed to:

TG Therapeutics, Inc.
2 Gansevoort Street, 9th Floor
New York, NY 10014
Attention: Sean Power, CFO
Email: sp@tgtxinc.com

11.8 Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

11.9 Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.10 Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.11 Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article IX hereof and the rights of Sublicensees set forth in Sections 2.3 and 10.6(d), the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of CTI under this Agreement shall only be pursued by TGTX or such Indemnified Party, and not Sublicensees (except as set forth in Sections 2.3 and 10.6(d)).

11.12 No Implied License. No right or license is granted to TGTX hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by CTI or its Affiliates, except by an express license granted hereunder. No right or license is granted to CTI hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by TGTX or its Affiliates, except by an express license granted hereunder.

11.13 No Right of Set-Off. Except as expressly provided in Article 5 of this Agreement, TGTX shall not have a right to set-off any royalties, milestones or other amount due to CTI under this Agreement against any damages incurred by TGTX for a breach by CTI of this Agreement.

11.14 Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

11.15 Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

11.16 Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

11.17 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Collaboration Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

CHECKPOINT THERAPEUTICS, INC.

By: /s/ James Oliviero

Name: James Oliviero

Title: CEO

TG THERAPEUTICS, INC.

By: /s/ Michael S. Weiss

Name: Michael S. Weiss

Title: CEO